Exhibit 5.1

November 12, 2021

NextDecade Corporation

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale by the selling stockholders listed in the Registration Statement under the heading “Selling Stockholders” (the “Selling Stockholders”) of up to an aggregate of 2,175,856 shares of common stock, par value $0.0001 per share (the “Common Stock”), of NextDecade Corporation, a Delaware corporation (the “Company”). With respect to these shares of Common Stock,

●

797,450 shares were issued pursuant to a Common Stock Purchase Agreement dated October 24, 2019 in connection with the occurrence of certain events following the date of such agreement (the “Common Stock Purchase Agreement Shares”);

●	907,215 shares are issuable upon the conversion of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) (the “Conversion Shares”);

●

an estimated 123,963 shares (the “Series C Warrant Shares”) are issuable upon the exercise of warrants to purchase Common Stock that were issued with the Series C Preferred Stock (“Series C Warrants”);

●	an estimated 104,062 shares are issuable upon the conversion of shares of Series C Preferred Stock that may be made as dividend payments (the “Series C Dividend Shares”); and

●

243,166 shares were issued upon the exercise of certain warrants to purchase Common Stock issued with the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), and Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), that exceeded the estimate of shares of Common Stock issuable upon the exercise of such warrants included in the Company’s previously filed Registration Statement on Form S-3 (No. 333-228914) (the “Series A and Series B Warrant Shares” and, together with the Common Stock Purchase Agreement Shares, the “Outstanding Shares”).

The Series C Preferred Stock was issued and sold pursuant to a Series C Convertible Preferred Stock Purchase Agreement, dated July 30, 2021, by and between the Company and a purchaser of Series C Preferred Stock (the “Series C Purchase Agreement”); the Series A Preferred Stock was issued and sold pursuant to Series A Convertible Preferred Stock Purchase Agreements, dated as of August 3, 2018, by and between the Company and each purchaser of Series A Preferred Stock, and the Backstop Commitment Agreements, dated as of April 11, 2018, by and between the Company and each purchaser of Series A Preferred Stock, each as amended as of August 3, 2018 (collectively, the “Series A Purchase Agreements”); and the Series B Preferred Stock was issued and sold pursuant to Series B Convertible Preferred Stock Purchase Agreements, dated August 23, 2018, by and between the Company and each purchaser of Series B Preferred Stock (collectively, the “Series B Purchase Agreements” and, together with the Series C Purchase Agreement and the Series A Purchase Agreements, the “Preferred Stock Purchase Agreements”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined: (a) the Registration Statement, (b) the Company’s Second Amended and Restated Certificate of Incorporation, as amended through the date hereof, (c) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (d) the Common Stock Purchase Agreement, (e) the Preferred Stock Purchase Agreements, (e) the Certificate of Designations of Series C Convertible Preferred Stock, dated March 17, 2021 (the “Series C Certificate of Designations”), (f) the Series C Warrants, (g) the Certificate of Designations of Series A Convertible Preferred Stock, dated August 9, 2018, as amended by the Certificate of Amendment to Certificate of Designations of Series A Convertible Preferred Stock, dated July 12, 2019, as amended by the Certificate of Increase to Certificate of Designations of Series A Convertible Preferred Stock, dated July 15, 2019 (as so amended, the “Series A Certificate of Designations”), (h) the Certificate of Designations of Series B Convertible Preferred Stock, dated September 28, 2018, as amended by the Certificate of Amendment to Certificate of Designations of Series B Convertible Preferred Stock, dated July 12, 2019, as amended by the Certificate of Increase to Certificate of Designations of Series B Convertible Preferred Stock, dated July 15, 2019 (as so amended, the “Series B Certificate of Designations”), (i) corporate actions of the Company’s Board of Directors that provide for the execution, delivery and performance of the Common Stock Purchase Agreement, the Preferred Stock Purchase Agreements and the Series C Warrants and the issuance of the Common Stock, the Preferred Stock and the Series C Warrant Shares, as applicable, pursuant thereto (collectively, such corporate actions, together with the Dividend Resolutions, as defined below, the “Authorizing Resolutions”), and (j) the Company’s stock ledger, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. Other than our review of the documents listed in (a) through (j) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; and (d) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons and that the Common Stock Purchase Agreement, each of the Series C Warrants and each of the Preferred Stock Purchase Agreements is enforceable against each of the respective parties thereto. We also have assumed that (i) the Company will have sufficient authorized and unissued shares of its Series C Preferred Stock upon any distribution of the Series C Dividend Shares, (ii) the Company will have sufficient authorized and unissued shares of its Common Stock upon any issuance of Common Stock upon the conversion of the Conversion Shares or the Series C Dividend Shares or upon the exercise of any Series C Warrants (collectively, the “Issuable Shares”), (iii) the Company will have duly authorized by all necessary corporate action each issuance of Series C Dividend Shares (the “Dividend Resolutions”), (iv) the Company will have lawfully available funds under Delaware law to declare and make payment of the Series C Dividend Shares at the time of their declaration and distribution, (v) the Authorizing Resolutions will be in full force and effect and not have been, revoked, modified or amended, and (vi) the issuance of the Issuable Shares will be noted in the Company’s stock ledger. We have not verified any of those assumptions.

Our opinions set forth below are limited to the Delaware General Corporation Law (“DGCL”) and reported decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that:

1.         The Outstanding Shares were duly authorized for issuance to the relevant Selling Stockholders and are validly issued, fully paid and nonassessable.

2.         The issuance of the Conversion Shares has been duly authorized and, when issued and delivered by the Company in accordance with the Series C Certificate of Designations and the Authorizing Resolutions, the Conversion Shares will be validly issued, fully paid and non-assessable.

3.         The issuance of the Series C Warrant Shares has been duly authorized and, when issued and delivered by the Company against payment therefor, upon the exercise of the Series C Warrants in accordance with the terms thereof and the Authorizing Resolutions, the Series C Warrant Shares will be validly issued, fully paid, and non-assessable.

4.         When the Series C Preferred Dividend Shares have been duly authorized and approved by all necessary corporate action of the Company pursuant to the Authorizing Resolutions and issued pursuant to the Series C Certificate of Designations and the Authorizing Resolutions, and notation of the distribution of the Series C Dividend Shares has been properly made in the Company’s stock ledger, the shares of Common Stock issuable upon conversion of the Series C Dividend Shares will be validly issued, fully paid and non-assessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP